Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pet DRx Corporation of our report, dated March 31, 2009, relating to our audits of the consolidated financial statements, included and incorporated by reference in the Annual Report on Form 10-K/A of Pet DRx Corporation for the year ended December 31, 2008.
/SingerLewak LLP/
SingerLewak LLP
Irvine, CA
September 18, 2009